Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Tyler Wilson
203.221.1703	212.477.8438 / 646.673.9701
jim@compassequity.com	lberman@igbir.com / twilson@igbir.com
Compass Diversified Holdings Reports Third Quarter 2008 Financial Results
Cash Flow Available for Distribution and Reinvestment Expands 22.5% to $15.7 million
Third Quarter Cash Distribution Increases 5% to $0.34 per share
Westport, Conn., November 10, 2008 — Compass Diversified Holdings (Nasdaq GS: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today its consolidated operating results for the three and nine months ended September 30, 2008.
2008 Third Quarter Highlights
•	Generated Cash Flow Available for Distribution and Reinvestment (“Cash Flow” or “CAD”) of $15.7 million, up from $12.8 million in the prior year quarter, a 22.5% increase; and

•	Increased third quarter cash distribution by 5% to $0.34 per share. Distribution has now been increased by approximately 30% since May 2006 IPO.
CODI increased its Cash Flow (see note regarding use of Non-GAAP Financial Measures below) to $15.7 million for the quarter ended September 30, 2008, as compared to $12.8 million for the prior year period. On a trailing twelve month basis, CODI’s Cash Flow for the period ending September 30, 2008 was $57.1 million. CODI’s weighted average number of shares for the quarter ending September 30, 2008, the quarter ending September 30, 2007 and the twelve months ending September 30, 2008 was approximately 31.5 million for each respective period.
CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results for each of our subsidiaries for the periods during which CODI owned them. However, Cash Flow excludes the gains from sales of businesses which have totaled over $105 million since CODI’s initial public offering.
Net income for the quarter ended September 30, 2008 was $5.3 million, as compared to $4.4 million for the quarter ended September 30, 2007.
As of September 30, 2008, CODI had $89.7 million in cash and cash equivalents and over $280 million in availability under its revolving credit facility. The Company has no significant debt maturities until 2012.
On October 9, 2008, CODI’s Board of Directors declared an increase in the Company’s dividend by 5% to $0.34 per share. The distribution was paid on October 31, 2008 to all CODI shareholders of record as of October 24, 2008.
Joe Massoud, CEO of Compass Diversified Holdings, said, “During the third quarter, we once again posted solid results and increased our dividend while positioning the Company for strong operating performance through economically difficult times. Specifically, we expanded cash available for distribution 22.5% to $15.7 million. We also declared our third dividend increase since going public in 2006, based on the successful application of our unique business model and performance of our portfolio of subsidiary companies. We have now increased our distributions by approximately 30% in the two and a half years since going public.”
Mr. Massoud continued, “Going forward, with a diverse mix of leading niche businesses and considerable financial flexibility, we believe CODI remains well positioned over the long term. While near term macroeconomic conditions are challenging and will impact certain subsidiary businesses, our overall portfolio remains strong, and will continue to generate Cash Flow that will allow us to both pay sizeable distributions to our shareholders and reinvest in our business. We also plan to take advantage of our substantial available capital and extremely healthy liquidity position. In accomplishing this important objective, we intend to use our financial strength to enhance the market positions of our subsidiaries and actively pursue attractive new platform business opportunities that meet our strict valuation and diligence requirements.”
Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 795-3610 and the dial-in number for international callers is (719) 325-4807. The access code for all callers is 4411756. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through November 24, 2008. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 4411756.

Note Regarding Use of Non-GAAP Financial Measures
CAD or Cash Flow, are non-GAAP measures used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns, with the first quarter typically being the slowest of the year. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12 month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the Attached Schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Coral Springs, FL.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
A copy of this press release, and of past press releases, is available on the Compass Diversified Holdings website located at www.compassdiversifiedholdings.com.